CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement") effective as of June 23, 2023 is entered into by and between Starfighters Space, Inc., a Delaware Corporation (herein referred to as the "Company") and Little Hill Holdings, LLC., a Tennessee limited liability company (herein referred to as "LH") or it's successors, designees, or assignees, and replaces and supersedes any and all other agreements between the above parties.  LH and the Company may be collectively referred to herein as the "Parties" or individually as a "Party."

RECITALS

WHEREAS, the Company is currently a privately held corporation. The Company intends to file a Form 1-A Registration Statement (the "Offering") with the Securities & Exchange Commission to raise up to Twenty Million USD ($20,000,000).

WHEREAS, the Company desires to engage the services of LH to advise the Company with its Form 1-A and its listing process.  This will include assistance in marketing its Offering, consulting on organizational and financial issues, business development and business plan preparation for the Company's Offering.

 NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree to the following terms and conditions, which set forth the rights, duties, and obligations of the parties:

1. Term of Consultancy.  The Company hereby agrees to retain LH to act in an advisory and consulting capacity to the Company and LH hereby agrees to provide services to the Company commencing upon June 26, 2023 and ending, unless extended, on June 26, 2024.

2. Performance of Services.

 2.1 Performance of Services.  Unless this Agreement is earlier terminated as set forth in Section 15 below, for a twelve (12) month period following the date of this Agreement, LH agrees to perform the following ("the Services") attached as Exhibit A.

 2.2 Additional Services.  If Company requires additional Services from LH, the parties agree to negotiate in good faith the terms and conditions of such additional Services, including and without limitation, if applicable, any deliverables, specifications, payment and delivery schedules relating thereto.

 2.3 Cooperation by Company.  Company shall provide LH such support, cooperation, information and materials as are reasonably necessary for LH to perform the Services.  Notwithstanding anything in this Agreement to the contrary, LH shall have no liability resulting from or relating to any delay or failure by Company providing to LH such support, cooperation, information and/or materials.  Company warrants that all information and materials it provides to the LH will be true and accurate in all material respects.

3. Duties of Company.  The Parties hereto recognize that the success of LH's services to be provided pursuant to this Agreement rely heavily on cooperation and communication between LH and the Company. In this regard, the Company and LH agree that the Company will use its reasonable best efforts in cooperating and communicating with LH, and in so doing, LH agrees to perform all of the acts set out in Exhibit A which is attached hereto and incorporated herein by reference as though fully set out. The Parties further acknowledge that all the acts listed in Exhibit A are material to the ability of LH to perform its obligations hereunder, and that the Company's failure to use its reasonable best efforts to satisfy the requirements of Exhibit A would materially hinder LH's performance herein.  The above notwithstanding, the Company agrees and understands that the status of the Company's Intellectual Property rights and defenses constitutes an important part of LH's understanding of and ability to perform its duties pursuant to this Agreement.

4. Allocation of Time and Energies.  LH hereby promises to perform and discharge faithfully its responsibilities which may be assigned to LH from time to time by its Officers and duly authorized representatives of the Company in connection with the conduct of its financial and public relations and communications activities, so long as such activities are in compliance with applicable state and federal securities laws and regulations.  LH and its staff shall diligently and thoroughly provide the advisory and consulting services required hereunder.  Although no specific hours-per-day requirement is required of LH pursuant to this Agreement, LH and the Company agree that LH will perform the duties set forth herein above in a diligent and professional manner which involves dedicating the hours and efforts necessary to accomplish the goals stated herein.

5. Compensation.  As full and complete compensation for services described in this Agreement, the Company shall compensate LH as follows:

 5.1 The Company shall pay to LH, One Hundred-Fifty Thousand USD ($150,000) within fifteen (15) business days of signing this contract.  If the Company decides to terminate this Agreement prior to the ending date of this Agreement for any reason whatsoever, it is agreed and understood that LH will not be requested or demanded by the Company to return any of the cash compensation.

 5.2 The Company shall issue warrants which entitle LH to purchase Two Million Seven Hundred and Fifty Thousand (2,750,000) shares of common stock, par value $0.00001 per share of the Company. The exercise price of this Warrant is $0.33 per share, subject to adjustment as provided in this Warrant ("Compensation Warrants"). The Compensation Warrants shall have substantially similar terms to the warrants issued by the Company on September 15, 2022. The Company understands and agrees that LH has foregone significant opportunities to accept this engagement and that the Company derives substantial benefit from the execution of this Agreement and the ability to announce its relationship with LH.  The Compensation Warrants constitute payment for LH's agreement to consult to the Company and are a nonrefundable, non-apportionable, and non-ratable retainer.  The Compensation Warrants are not a prepayment for future services.  If the Company decides to terminate this Agreement prior to the ending date of this Agreement for any reason whatsoever, it is agreed and understood that LH will not be requested or demanded by the Company to return any of the Compensation Warrants.  Further, if and in the event the Company is acquired in whole or in part, during the term of this Agreement, it is agreed and understood LH will not be requested or demanded by the Company to return any of the Compensation Warrants. It is further agreed that if at any time during the term of this Agreement, the Company or substantially all of the Company's assets are merged with or acquired by another entity, or some other change occurs in the legal entity that constitutes the Company, LH shall retain and will not be requested by the Company to return any of the Compensation Warrants.

 5.3 In addition, the Company agrees to retain LH as a consultant under this agreement to provide services defined in Exhibit A.  Compensation under the consulting agreement will be determined based on the Company's needs for consulting services in addition and related to the services defined in Exhibit A.

 5.4 The Compensation Warrants issued pursuant to this Agreement shall be issued in the name of Little Hill Holdings, LLC or its designees to be provided under separate cover email.

 5.5 With each transfer of securities of the Company to be issued pursuant to this Agreement, which includes the Compensation Warrants (collectively, the "Securities"), the Company shall cause to be issued a certificate representing the Securities and, if required by applicable law, a written opinion of counsel for the Company stating that the Securities are validly issued, fully paid and non-assessable and that the issuance and eventual transfer of the Securities to LH has been duly authorized by the Company.  The Company warrants that all Securities and share equivalents issued to LH pursuant to this Agreement shall have been validly issued, fully paid and non-assessable and that the issuance and any transfer of them to LH shall have been duly authorized by the Company's board of directors.

 5.6 LH acknowledges that the Compensation Warrants and the shares of common stock underlying the Compensation Warrants (the "Compensation Shares" and together, the "Compensation Securities") have not been and will not be registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") or any applicable state securities laws and that the offer, issuance and sale of the Securities hereby is being made in reliance on the exemption from such registration requirements provided by Rule 506(b) of Regulation D, and that as such the Securities will be "restricted securities" (as defined in Rule 144(a)(3) under the U.S. Securities Act).  As such, LH understands and agrees that if it decides to offer, sell or otherwise transfer any of the Compensation Securities, it will not offer, sell or otherwise transfer any of such Compensation Securities directly or indirectly unless:

(a) the sale is to the Company;

(b) the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations;

(c) the same is made pursuant to the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder and in accordance with any applicable state securities or "Blue Sky" laws; or

(d) the Securities are sold in a transaction that does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities;

and, in the case of clauses (c) and (d) above, it has prior to such sale furnished to the Company an opinion of counsel or other evidence of exemption in form and substance reasonably satisfactory to the Company, stating that such sale, transfer, assignment or hypothecation is exempt from the registration and prospectus delivery requirements of the U.S. Securities Act and any applicable state securities laws, or other evidence of exemption in form and substance reasonably satisfactory to the Company.

The Company agrees that with respect to a sale or transfer of any Compensation Shares pursuant to the resale safe harbor under Rule 144(b), that it will: (i) cause its securities counsel to assist with providing the necessary legal opinion to the Company's transfer agent to remove the restrictive legend on the Compensation Shares or accepting a third-party legal opinion addressed to the Company and the Company's transfer agent in form and substance satisfactory to the Company and its transfer agent to remove the restrictive legend on the Compensation Shares; and (ii) cooperate and communicate with LH and its broker in order to use the Company's reasonable best efforts to clear the Compensation Shares of restriction as soon as possible after presentation of a Rule 144(d) application by LH (or its broker) to either the Company and/or the Company's transfer agent. Further, the Company agrees to not unreasonably withhold or delay approval of any application filed by LH under Rule 144(d) of the Act to clear the Compensation Shares of restriction.

(a) LH and the Company acknowledge and agree that LH will suffer irreparable harm and anticipated and actual damages in the event that the Company unreasonably withholds or delays any Rule 144(d) application by LH to either the Company or the Company's transfer agent.  The Company agrees that money damages could not compensate LH for its irreparable harm.

(b) LH and the Company therefore agree that the Company shall have a period of five (5) business days from the date LH Rule 144(d) application is tendered to either the Company or its transfer agent by either LH and/or its broker, to take any and all necessary action to clear the Compensation Shares of restriction, consistent the Company's obligations stated herein, provided that LH and its broker have provided all of the necessary documentation as required and requested by the Company and its transfer agent in order for the Company's securities counsel or third-party securities counsel to provide the required Rule 144 legal opinion. The Company and LH agree that this five (5) day period is reasonable and consistent with industry standards concerning the handling and processing of restricted securities under Rule 144 by publicly traded companies. The Company also acknowledges that LH ability to clear the Compensation Shares of restriction, by virtue of the Company's reasonable best efforts, cooperation, covenants, and representations in this regard is a material part of this Agreement and is a reasonable and material expectation of LH in entering into this Agreement. Should events occur that require further expense of time beyond this five (5) daytime period, the Company and LH shall reasonably agree, in a writing signed by each, to an extension for a specific amount of time. In no event shall an extension be agreed to unless the Company comports with its "reasonable best efforts" obligations, as set out above, and communicates with LH bona fide and reasonable attempts at meeting the Company's obligations to clear the Compensation Shares, as described herein. Any written extension herein may be executed in counterparts by the principals of the Company and LH, and facsimile signatures may be tendered in lieu of originals. It is agreed that the separate signature of each principal on any agreement to extend time shall be deemed a complete original.

(c) Should the Company fail to successfully take any and all actions necessary to clear the Compensation Shares of restriction within the five (5) day time period after LH or its broker's presentation of a Rule 144(d) application, or seek to extend time as provided for above in sub-section (b), and in light of the irreparable harm that LH will suffer in the event of any intentional and/or unintentional delay in LH Rule 144(d) application, the Company herein irrevocably consents and agrees that LH shall be entitled to injunctive relief in order to immediately enforce LH right to removal of the restrictive legend on the Company's securities.  The Company further agrees that LH shall be entitled to immediately seek the injunctive relief contemplated and described herein in the Circuit Courts of Tennessee, Davidson County, or in the appropriate federal district court located in Davidson County, Tennessee.  Both the Company and LH agree that LH access to injunctive relief, and the Company's consent to LH ability to obtain such injunctive relief, shall not otherwise amend, supersede or modify the Parties' agreement to submit any other disputes to mediation and arbitration as provided herein.

 5.7 In connection with the acquisition of the Compensation Securities, LH hereby acknowledges and agrees that the Company makes no representations as to any resale or other restriction affecting the Compensation Securities and that it is presently contemplated that the Compensation Securities will be issued by the Company to LH or its designees in reliance upon the exemption from the registration requirements under the U.S. Securities provided by Rule 506(b) of Regulation D under the U.S. Securities Act which will impose a trading restriction on the Compensation Securities.  LH or its designees, as applicable have properly completed and duly executed the U.S. Accredited Investor Certificate in the form attached to this Agreement as Exhibit B to ensure the Compensation Securities are issued by the Company to LH or its designees in compliance with the exemption from the registration requirements provided by Rule 506(b) of Regulation D under the U.S. Securities Act.  The Consultant hereby also acknowledges and understands that neither the sale of the Compensation Securities, nor any of the Securities themselves, have been registered under the U.S. Securities Act or any state securities laws, and, furthermore, that the Compensation Securities must be held indefinitely unless subsequently registered under the U.S. Securities Act or an exemption from such registration is available.  LH also acknowledges and understands that the certificate(s) representing the Compensation Securities will be stamped with the following legend (or substantially equivalent language) restricting transfer in the following manner if such restriction is required by applicable securities laws:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE [for warrants add: AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF] HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR APPLICABLE STATE SECURITIES LAWS.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION OR EXCLUSION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.";

and LH hereby consents to the Company making a notation on its records or giving instructions to any transfer agent of the Company's shares of common stock in order to implement the restrictions on transfer set forth and described hereinabove.

 5.8 In connection with the acquisition of the Compensation Warrants hereunder, LH represents and warrants to the Company, to the best of its knowledge, as follows:

(a) LH acknowledges that LH has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning an investment in the Compensation Warrants, and any additional information which LH has requested.

(b) LH's investment in the Compensation Warrants is reasonable in relation to LH net worth, which is in excess of ten (10) times LH's cost basis in the Compensation Warrants.  LH has had experience in investments in restricted and publicly traded securities, and LH has had experience in investments in speculative securities and other investments which involve the risk of loss of investment.  LH acknowledges that an investment in the Compensation Warrants is speculative and involves the risk of loss.  LH have the requisite knowledge to assess the relative merits and risks of this investment without the necessity of relying upon other advisors, and LH can afford the risk of loss of his entire investment in the Compensation Warrants.  LH is (i) an accredited investor, as that term is defined in Regulation D promulgated under the Securities Act of 1933.

(c) LH is acquiring the Compensation Warrants for LH's own account for long-term investment and not with a view toward resale or distribution thereof except in accordance with applicable securities laws.

6. Non-Assignability of Services. LH's services under this contract are offered to Company only and may not be assigned by the Company to any entity with which the Company merges or which acquires the Company or substantially all of its assets. In the event of such merger or acquisition, all compensation to LH herein under the schedules set forth herein shall remain non-cancellable and due and payable, and any compensation received by LH may be retained in the entirety by LH all without any reduction or pro-rating and shall be considered and remain fully paid and non-assessable. Notwithstanding the non-assignability of LH's services, the Company shall assure that in the event of any merger, acquisition, or similar change of form of entity, that its successor entity shall agree to complete all Company obligations to LH, including the provision and transfer of all compensation herein, and the preservation of the value thereof consistent with the rights granted to LH by the Company herein.

7. Expenses.  LH agrees to pay for all its expenses (phone, labor, etc.), other than extraordinary items (travel required by/or specifically requested by the Company, luncheons or dinners to large groups of investment professionals, mass emailing or physical male to a sizable percentage of the Company's constituents, investor conference calls, print advertisements in publications, etc.) approved by the Company, in writing, prior to its incurring an obligation for reimbursement.

LH may work with third party service providers including financial advisers, auditors, bankers, investment relations companies, IT companies, sales and marketing organizations, and others as determined necessary by LH. LH shall have no right to bind the Company to any agreements whatsoever, including agreements with third party service providers and Company shall not be liable to compensate any such providers unless Company agrees to do so, in writing, prior to work beginning.

8. Indemnification.  The Company warrants and represents that all oral communications, written documents or materials furnished to LH by the Company with respect to financial affairs, operations, profitability and strategic planning of the Company are accurate in all material respects and LH may rely upon the accuracy thereof without independent investigation.  The Company will protect, indemnify and hold harmless LH against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from LH's performance of its obligations under this Agreement, communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from LH's communication or dissemination of information not provided or authorized by the Company.

9. Representations and Warranties. The Company represents and warrants that any information furnished to LH will contain no untrue statement of any material fact nor omit any material facts, which would make the information misleading. The Company represents and warrants that it will adhere to any and all local, state and federal laws, rules and regulations governing the Company's businesses and any and all actions and activities involving the Company, its shareholders and the investment community. The Company further warrants that if the circumstances relating to information or documents furnished to LH change at any time, the Company will inform LH promptly of the changes and immediately deliver to LH documents or information necessary to ensure the continued accuracy and completeness of all information and documents.  LH represents to the Company that it will not, to the best of LH's knowledge and belief, make any untrue statement of material fact.  LH further represents and warrants to the Company that, to the best of LH's knowledge and belief, all actions taken by it, on behalf of the Company, in connection with its advisory services will be conducted in compliance with all applicable state and federal laws.  Further, LH shall comply with any procedures that might be reasonably imposed by the Company or its legal counsel to ensure compliance with such laws.  Both the Company and LH agree and acknowledge that they and their employees, advisors and independent contractors and therefore the Parties' duties and obligations under this Agreement will be performed and governed by applicable state and federal law, including without limitation the federal securities laws.  The Parties expressly understand, agree and acknowledge that LH 's performance of its duties hereunder cannot and therefore will in no way be measured by the price of the Company's common stock or valuation of the Company.  It is also understood that the Company is entering into this Agreement with LH and not any individual member of LH, and, as such, LH will not be deemed to have breached this Agreement if any member of LH leaves the firm or dies or becomes physically unable to perform any meaningful activities during the term of the Agreement, provided that LH otherwise performs its obligations under this Agreement.  LH represents that it is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein.  LH acknowledges that, to the best of its knowledge, the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over LH.  LH acknowledges that, to the best of its knowledge, LH and its members are not the subject of any investigation, claim, decree or judgment involving any violation of SEC or securities laws and/or regulations. LH further acknowledges that it is not, and is not acting as, a securities Broker Dealer or a registered investment advisor. The Company acknowledges that, to the best of its knowledge, that it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company.  The Company acknowledges that, to the best of its knowledge, the Company is not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws.

10. Legal Representation.  The Company acknowledges that it has been represented by independent legal counsel in the preparation of this Agreement.  LH represents that it has consulted with independent legal counsel and/or tax, financial and business advisors, to the extent the LH deemed necessary.

11. Status as Independent Contractor.  LH 's engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Company.  Neither Party to this Agreement shall represent or hold itself out to be the employer or employee of the other.  LH further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes.  All such income taxes and other such payment shall be made or provided for by LH and the Company shall have no responsibility or duties regarding such matters.

12. Attorney's Fee.  If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

13. Waiver.  The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

14. Notices.  All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address as set forth herein below:

To the Company:

Starfighters Space, Inc.

1608 N. Jasmine Ave

Tarpon Springs, FL 34689

Attn: Rick Svetkoff

To LH:

Little Hill Holdings, LLC

Administrative Address:

1313 4th Ave N

Nashville, TN 37208

Attn:  Caleb Huey

It is understood that either Party may change the address to which notices for it shall be addressed by providing notice of such change to the other Party in the manner set forth in this paragraph.

15.  Term and Termination of Agreement.

a. This Agreement shall remain in full force and effect for a term of twelve (12) months.  The indemnity provisions set forth in section 8 shall survive any termination of this Agreement.

b. After the original term of this Agreement is expired, this Agreement may be extended upon either Party giving the other Party no less than thirty (30) days written notice, which written notice shall be sent by certified mail return receipt.  Extension of the Agreement shall be effective on the thirtieth (30th) day after said written notice has been mailed or delivered, whichever is earlier.

c. Notwithstanding anything to the contrary, if either Party materially breaches this Agreement, the non-breaching Party may, at its election, immediately terminate this Agreement thereby relieving the non-breaching Party of any obligation hereunder.  Alternatively, the non-breaching Party may proceed with performance without waiving any rights under this Agreement.  A material breach will mean and refer to a Party's failure to comply with any material covenants or material obligations specified in this agreement.

d. In the event of a dispute arising between the Parties, the dispute shall be submitted to mediation before the Judicial Arbitration and Mediation Services ("JAMS") in Davidson County, Tennessee. The Parties shall bear the costs of mediation equally.  In the event that either Party refuses to participate in mediation said Party shall be prohibited from recovering attorneys' fees notwithstanding anything to the contrary in this Agreement.

e. If mediation should fail to resolve the dispute between the Parties, the matter shall be submitted to JAMS for binding arbitration.  Discovery rights shall be preserved in said arbitration with regard to depositions and demands for production of documents as if the dispute were pending in Davidson County Circuit Court.  Otherwise, discovery shall be prohibited.  The costs of arbitration shall be equally shared by the Parties until the dispute is either settled or adjudicated, at which time the arbitration may award said fees and costs to the prevailing party.

16. Choice of Law, Jurisdiction and Venue.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Tennessee.  In the event of any proceedings regarding this Agreement, venue will be the state courts of Tennessee located in Davidson County or in the U.S. District Court for the Middle District of Tennessee.

17. Complete Agreement.  This Agreement contains the entire agreement of the Parties relating to the subject matter hereof.  This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

This Agreement has been duly signed by the Parties hereto:

AGREED TO:

"Company"		Starfighters Space, Inc.

Date:	6/26/23	By:	/s/ Rick Svetkoff
Rick Svetkoff

"Consultant"		Little Hill Holdings, LLC

Date:	6/23/23	By:	/s/ Caleb Huey
Caleb Huey

EXHIBIT A

LH agrees that it will generally provide the following specified advisory and consulting services through its members, employees, independent contractors, and other professionals during the term specified in Section 2:

(a) LH will review and critique website content and design, investment offering materials (e.g., the investor deck), the marketing ecosystem/landing page content, remarketing content including emails, digital ads, and the Company's processes for related follow-up;

(b) LH will make introductions to valuable contacts at credible financial publishing companies, financial and business TV and radio shows, setting up phone calls and interviews with associated writers and editors, and related follow-up to garnering earned media exposure; and

(c) LH will coordinate events and meetings relating to the Offering;

(d) LH will provide ongoing management consulting regarding the Offering and will assist the Company through the process of its Offering; and

(e) LH will make introductions to law firms, auditors, and other professional services for advice and guidance with regards to capital raising in connection with the Offering.

EXHIBIT B

U.S. ACCREDITED INVESTOR CERTIFICATE

This is a U.S. Accredited Investor Certificate relating to the acquisition of common stock purchase warrants of Starfighters Space, Inc. (the "Company") as well as the shares of common stock underlying such common stock purchase warrants of the Company.

To: STARFIGHTERS SPACE, INC.

This U.S. Accredited Investor Certificate (the "Certificate") is being completed in connection with the issuance of up to 2,750,000 common stock purchase warrants (the "Warrants"), including the shares of common stock to be issued upon exercise of the Warrants (the "Warrant Shares", and collectively with the Warrants referred to herein as, the "Securities") to the undersigned pursuant to the Consulting Agreement to which this Certificate is attached.  Upon execution of this Certificate by the undersigned, this Certificate will be incorporated into and form part of the Consulting Agreement.

All monetary references are in U.S. dollars for purposes of this Certificate.

The term "U.S. Person" means a U.S. person as defined in Regulation S promulgated under the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act"), and includes: (a) any natural person resident in the United States; (b) any partnership or corporation organized or incorporated under the laws of the United States; (c) any trust of which any trustee is a U.S. Person; (d) any partnership or corporation organized outside the United States by a U.S. Person principally for the purpose of investing in securities not registered under the U.S. Securities Act, unless it is organized or incorporated, and owned, by accredited investors (within the meaning assigned in Rule 501(a) of Regulation D promulgated under the U.S. Securities Act) who are not natural persons, estates or trusts; (e) any estate of which any executor or administrator is a U.S. Person.  Capitalized terms not specifically defined in this Certificate will have the meaning ascribed to them in the Consulting Agreement to which this Certificate relates.

1. The undersigned covenants, represents and warrants to the Company that it is a U.S. Person and it is an "accredited investor" as defined in Regulation D by virtue of satisfying one or more of the categories indicated in Section 3 below.

2. The undersigned further covenants, represents and warrants to the Company that:

(a) it understands that the Securities have not been and will not be registered under the U.S. Securities Act, that the sale contemplated hereby is being made in reliance on the exemption from such registration requirement provided by Rule 506(b) of Regulation D, that as such the Securities will be "restricted securities" within the meaning of Rule 144 under the U.S. Securities Act, and the undersigned is familiar with such rule and understands the resale limitations imposed thereby and the U.S. Securities Act;

(b) it acknowledges that it has not acquired the Securities as a result of any form of "general solicitation" or "general advertising" (as such terms are defined in Regulation D under the U.S. Securities Act), including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, television or the Internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(c) acknowledges that it has not acquired the Securities as a result of, and will not itself engage in, any "directed selling efforts" (as defined in Regulation S under the U.S. Securities Act) in the United States in respect of the Securities which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the Securities;

(d) it understands and agrees that there may be material tax consequences to the undersigned of an acquisition, disposition or exercise of any of the Securities.  The Company gives no opinion and makes no representation with respect to the tax consequences to the undersigned under United States, state, local or foreign tax law of the undersigned's acquisition or disposition of such Securities.  In particular, no determination has been made whether the Company will be a "passive foreign investment company" ("PFIC") within the meaning of Section 1297 of the United States Internal Revenue Code;

(e) it understands and acknowledges that upon the issuance thereof, and until such time as the same is no longer required under the applicable requirements of the U.S. Securities Act or applicable state securities laws and regulations, the certificates, or an ownership statement issued under a direct registration system or other electronic book-entry system, representing the Securities, and all certificates issued in exchange or substitution thereof, will bear a legend in substantially the following form:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE [for warrants add: AND THE XECURITIES ISSUABLE UPON EXERCISE HEREOF] HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT") OR APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION OR EXCLUSION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

provided, however, if any Securities are being sold, the legend may be removed by delivery to the registrar and transfer agent and the Company of an opinion of counsel, of recognized standing reasonably satisfactory to the Company, that such legend is no longer required under applicable requirements of the U.S. Securities Act or state securities laws.

(f) it understands and acknowledges that in addition to the legend set forth above, the certificate representing the Warrants, and any certificate issued in exchange or in substitution thereof, will also bear a legend in substantially the following form:

"THIS WARRANT MAY NOT BE EXERCISED IN THE UNITED STATES OR BY OR ON BEHALF OF, OR FOR THE ACCOUNT OR BENEFIT OF, A U.S. PERSON OR A PERSON IN THE UNITED STATES UNLESS THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT AND THE APPLICABLE SECURITIES LEGISLATION OF ANY SUCH STATE OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE. "UNITED STATES" AND "U.S. PERSON" ARE AS DEFINED BY REGULATION S UNDER THE U.S. SECURITIES ACT.";

(g) consents to the Company making a notation on its records or giving instruction to the registrar and transfer agent of the Company in order to implement the restrictions on transfer set forth and described herein;

(h) it is a resident of the state or other jurisdiction listed in its address as indicated below the undersigned's signature hereto;

(i) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities and it is able to bear the economic risk of loss of its entire investment;

(j) certifies that the Company has provided to it the opportunity to ask questions and receive answers from the Company concerning the Company's business, management and financial affairs and the terms and conditions of the offer, sale and issuance of the Securities and it has had access to such information concerning the Company as it has considered necessary or appropriate in connection with its investment decision to acquire the Securities;

(k) it is acquiring the Securities for its own account, for investment purposes only and not with a view to any resale, distribution or other disposition of such Securities in violation of the United States securities laws;

(l) it understands that the Securities have not been and will not be registered under the U.S. Securities Act and are "restricted securities" as that term is defined in Rule 144(a)(3) of the U.S. Securities Act and agrees that if the undersigned decides to offer, sell or otherwise transfer any of the Securities, the undersigned will not offer, sell or otherwise transfer any of such Securities directly or indirectly unless:

(i) the sale is to the Company;

(ii) the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the U.S. Securities Act and in compliance with applicable local laws and regulations;

(iii) the sale is made pursuant to the exemption from the registration requirements under the U.S. Securities Act provided by Rule 144 thereunder and in accordance with any applicable state securities or "Blue Sky" laws; or

(iv) the Securities are sold in a transaction that does not require registration under the U.S. Securities Act or any applicable state laws and regulations governing the offer and sale of securities;

and, in the case of clauses (iii) or (iv) above, it has prior to such sale furnished to the Company an opinion of counsel or other evidence of exemption in form and substance reasonably satisfactory to the Company, stating that such sale, transfer, assignment or hypothecation is exempt from the registration and prospectus delivery requirements of the U.S. Securities Act and any applicable state securities laws, or other evidence of exemption in form and substance reasonably satisfactory to the Company;

(m) it understands that the Warrants may not be exercised in the United States or by, or on behalf of, a U.S. Person or a person in the United States unless exemptions are available from the registration requirements of the U.S. Securities Act and the securities laws of all applicable states, and the holder has furnished an opinion of counsel of recognized standing in form and substance reasonably satisfactory to the Company to such effect; provided that the holder of the Warrants (the "Warrantholder"), as the case may be, will not be required to deliver an opinion of counsel in connection with its due exercise of the Warrants, if the Warrantholder is an "accredited investor" meeting one or more of the criteria in Rule 501(a) of Regulation D; and

(n) it understands that the Company is not obligated to file and has no present intention of filing with the U.S. Securities and Exchange Commission or with any state securities administrators any registration statement in respect of resales of the Securities in the United States.

3. The undersigned further covenants, represents and warrants to the Company that it qualifies as an "accredited investor" as defined in Regulation D by virtue of satisfying one or more of the categories (please place your initials on the appropriate line(s) 1 through 23 below):

_______ Category 1. A bank, as defined in Section 3(a)(2) of the U.S. Securities Act, whether acting in its individual or fiduciary capacity; or

_______ Category 2. A savings and loan association or other institution as defined in Section 3(a)(5)(A) of the U.S. Securities Act, whether acting in its individual or fiduciary capacity; or

_______ Category 3. A broker or dealer registered pursuant to Section 15 of the United States Securities Exchange Act of 1934, as amended; or

_______ Category 4. An investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state; or

_______ Category 5. An investment adviser relying on the exemption from registering with the United States Securities and Exchange Commission  (the "Commission") under section 203(l) or (m) of the Investment Advisers Act of 1940; or

_______ Category 6. An insurance company as defined in Section 2(a)(13) of the U.S. Securities Act; or

_______ Category 7. An investment company registered under the United States Investment Corporation Act of 1940; or

_______ Category 8. A business development company as defined in Section 2(a)(48) of the United States Investment Corporation Act of 1940; or

_______ Category 9. A small business investment company licensed by the U.S. Small Business Administration under Section 301 (c) or (d) of the United States Small Business Investment Act of 1958; or

_______ Category 10. A rural business investment company as defined in section 384A of the Consolidated Farm and Rural Development Act; or

_______ Category 11. A plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, with total assets in excess of US$5,000,000; or

_______ Category 12. An employee benefit plan within the meaning of the United States Employee Retirement Income Security Act of 1974 in which the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment adviser, or an employee benefit plan with total assets in excess of US$5,000,000 or, if a self-directed plan, with investment decisions made solely by persons who are U.S. Accredited Investors; or

_______ Category 13. A private business development company as defined in Section 202(a)(22) of the United States Investment Advisers Act of 1940; or

_______ Category 14. An organization described in Section 501(c)(3) of the United States Internal Revenue Code of 1986, as amended, a corporation, a limited liability company, a Massachusetts or similar business trust, a partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of US$5,000,000; or

_______ Category 15. Any director or executive officer of the Company; or

      ✓     Category 16. A natural person (including an IRA (Individual Retirement Account) owned by such person) whose individual net worth, or joint net worth with that person's spouse or spousal equivalent (being a cohabitant occupying a relationship generally equivalent to that of a spouse), excluding the value of that person's primary residence net of any mortgage obligation secured by the property, exceeds US$ 1,000,000 (note: for the purposes of calculating net worth: (i) the person's primary residence shall not be included as an asset; (ii) indebtedness that is secured by the person's primary residence, up to the estimated fair market value of the primary residence at the time of the sale of the securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of the sale of the securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); (iii) indebtedness that is secured by the person's primary residence in excess of the estimated fair market value of the primary residence shall be included as a liability; (iv) for the purposes of calculating joint net worth of the person and that person's spouse or spousal equivalent, (A)joint net worth can be the aggregate net worth of the investor and spouse or spousal equivalent, and (B) assets need not be held jointly to be included in the calculation; and (v) reliance by the person and that person's spouse or spousal equivalent on the joint net worth standard does not require that the securities be purchased jointly); or

      ✓      Category 17. A natural person (including an IRA (Individual Retirement Account) owned by such person) who had an individual income in excess of US$200,000 in each of the two most recent years or joint income with that person's spouse or spousal equivalent in excess of US$300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

_______ Category 18. A trust, with total assets in excess of US$5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the U.S. Securities Act; or

_______ Category 18a. A revocable trust which may be revoked or amended by its settlors (creators), each of whom is a U.S. Accredited Investor (note: if this category is selected, you must furnish a supplementary representation letter from each settlor confirming how such settlor qualifies as a U.S. Accredited Investor); or

      ✓      Category 19. Any entity in which all of the equity owners meet the requirements of at least one of the above categories.

If you checked Category 19, please indicate the name and category of U.S Accredited Investor (by reference to the applicable number in this section 2(e)) of each equity owner:

Name of Equity Owner	Category of U.S. Accredited Investor
PC2 ATX LLC	19
McMillan Co.	19
RNR Enterprise	19

Note: It is permissible to look through various forms of equity ownership to natural persons in determining the U.S. Accredited Investor status of entities under this category. If those natural persons are themselves U.S. Accredited Investors, and if all other equity owners of the entity seeking U.S. Accredited Investor status are U.S. Accredited Investors, then this category will be available.

_______ Category 20. An entity, of a type not listed in Categories 1-14, 18 or 19, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of US$5,000,000 (note: for the purposes of this Category 20, "investments is defined in Rule 2a51-1(b) under the Investment Company Act of 1940); or

_______ Category 21. A natural person holding in good standing one or more of the following professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for U.S. Accredited Investor status, including an IRA (Individual Retirement Account) owned by such person: The General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), and the Licensed Investment Adviser Representative (Series 65); or

_______ Category 22. A "family office," as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940: (i) with assets under management in excess of US$5,000,000, (ii) that is not formed for the specific purpose of acquiring the securities offered, and (iii) whose prospective investment is directed by a person (a "Knowledgeable Family Office Administrator") who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; or

_______ Category 23. A "family client," as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940, of a family office meeting the requirements set forth in Category 23 above and whose prospective investment in the Company is directed by such family office with the involvement of the Knowledgeable Family Office Administrator.

The foregoing representations, warranties and covenants are true and accurate as of the date of this Certificate.

Dated: June 23, 2023.

Scott Sheppard Name of witness (if undersigned is an individual) /s/ Scott Sheppard Signature of witness

X /s/ Caleb Huey
Signature

                   Caleb Huey
Name of undersigned (please print)

                   Caleb Huey
Name of authorized signatory (please print)

                   President
Official capacity of authorized signatory (please print)

                   1203 McGavock PK
Address of undersigned (please print)

                   Nashville TN 37216